Exhibit 5.1

July 15, 2011	Mayer Brown LLP
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Nissan Auto Lease Trust 2011-A
Nissan Auto Leasing LLC II
Nissan Motor Acceptance Corporation
One Nissan Way
Franklin, Tennessee 37067
Re:	Nissan Auto Lease Trust 2011-A Registration Statement on Form S-3 Registration Nos. 333-170956 and 333-170956-01
Ladies and Gentlemen:
     We have acted as special counsel to Nissan Auto Leasing LLC II, a Delaware limited liability company (the “Depositor”), in connection with the offering of $128,000,000 aggregate principal amount of the Class A-1 Asset Backed Notes, $100,000,000 aggregate principal amount of the Class A-2a Asset Backed Notes, $250,000,000 aggregate principal amount of the Class A-2b Asset Backed Notes, $339,000,000 aggregate principal amount of the Class A-3 Asset Backed Notes and $58,000,000 aggregate principal amount of the Class A-4 Asset Backed Notes (collectively, the “Notes”) described in the preliminary prospectus supplement dated July 11, 2011, as supplemented by the supplement to the preliminary prospectus supplement, dated July 14, 2011, and the base prospectus dated July 11, 2011 (collectively, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), and the rules or regulations promulgated thereunder. As described in the Preliminary Prospectus, the Notes will be issued by Nissan Auto Lease Trust 2011-A, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement between the Depositor and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and Citibank, N.A., as indenture trustee. Capitalized terms used herein without definition herein have the meanings set forth in the Preliminary Prospectus.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of the Depositor, Nissan Motor Acceptance Corporation, a California corporation (“NMAC”) and the Issuing Entity, the Indenture, the form of Notes included as an exhibit to the Indenture, and such other records, documents and certificates of the Depositor, NMAC, the Issuing Entity and public officials and other instruments as we have deemed necessary for the purpose of this opinion. In addition, we have assumed that the Indenture will be duly executed and delivered by the parties thereto; that the Notes will be duly executed and delivered substantially in the forms contemplated by the Indenture; and that the Notes will be sold as described in the above captioned registration statement and the Preliminary Prospectus.
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Mayer Brown llp
Nissan Auto Lease Trust 2011-A
Nissan Auto Leasing LLC II
Nissan Motor Acceptance Corporation
July 15, 2011

     Based upon the foregoing, we are of the opinion that assuming the due authorization, execution and delivery of the Indenture by the Issuing Entity and the Indenture Trustee, the due qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and the due authorization of the Notes by all necessary action on the part of the Issuing Entity, when the Notes have been validly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be valid and binding obligations of the Issuing Entity, enforceable against the Issuing Entity in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     The opinions expressed above are limited to the federal laws of the United States of America and the laws of the State of New York (excluding choice of law principles therein). We express no opinion herein as to the laws of any other jurisdiction and no opinion regarding the statues, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Preliminary Prospectus and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the above captioned registration statement or the Preliminary Prospectus.
Respectfully submitted,
/s/ Mayer Brown LLP
Mayer Brown LLP
AMU/LCS/AZC